Exhibit 99.1

             Pacific Capital Bancorp Announces Retirement
                   Plans of Chief Financial Officer


    SANTA BARBARA, Calif.--(BUSINESS WIRE)--Nov. 10, 2005--Pacific Capital Bancorp (Nasdaq:PCBC) today announced that Donald Lafler, Executive Vice President and Chief Financial Officer, has informed the Company of his plans to retire during 2006. Mr. Lafler, 59, will continue in his current position during the recruiting process and the 2006 RAL season, and will assist during the transition period once the position has been filled.
    "Don has been an exceptional asset to the Company for more than 18 years, and we deeply appreciate all of his efforts to help build Pacific Capital Bancorp into one of the leading community bank franchises in California," said William S. Thomas, Jr., President and Chief Executive Officer of Pacific Capital Bancorp. "Don is an avid worldwide hiker and backpacker, and we wish him much enjoyment on his future adventures."
    Pacific Capital Bancorp is the parent company of Pacific Capital Bank, N.A., a nationally chartered bank that operates 48 branches under the local brand names of Santa Barbara Bank & Trust, First National Bank of Central California, South Valley National Bank, San Benito Bank, Pacific Capital Bank, and First Bank of San Luis Obispo.


    CONTACT: Pacific Capital Bancorp
             Deborah Whiteley, 805-884-6680
             whiteley@pcbancorp.com